Exhibit 99.1

For Immediate Release

SL Industries Announces 2011 First Quarter Results

MT. LAUREL, NEW JERSEY, May 9, 2011 . . . SL INDUSTRIES, INC. (NYSE AMEX: SLI) announced today that its net sales from continuing operations for quarter ended March 31, 2011, were $52.6 million, up 25% compared with net sales from continuing operations for the first quarter 2010 of $42.1 million.

Net income from continuing operations for the quarter ended March 31, 2011 was $3.6 million, or $0.79 per diluted share, a 182% increase over net income from continuing operations of $1.3 million, or $0.21 per diluted share, for the first quarter 2010.

Net income for the quarter was $3.4 million, or $0.75 per diluted share, compared to net income of $1.1 million, or $0.18 per diluted share, for the first quarter 2010.  Net income for the quarter included a loss from discontinued operations, after tax, of $0.2 million, or $0.04 per diluted share, compared to a net loss of $0.2 million, or $0.02 per diluted share, for the first quarter 2010.

The Company reported net new orders of $57.9 million for the first quarter of 2011, compared to net new orders of $55.0 million in the first quarter of 2010. Backlog at March 31, 2011 was $75.3 million, as compared to $67.3 million a year earlier.

Division Results

SLPE (SL Power Electronics Corp.)
SLPE designs, manufactures and markets high-reliability power conversion products in internal and external footprints.   The Company's power supplies provide a reliable and safe power source for the customer’s specific equipment needs. SLPE, which sells products under three brand names (SL Power Electronics, Condor and Ault), is a major supplier to the OEMs of medical, industrial/instrumentation, military and information technology equipment.

For the quarter ended March 31, 2011, SLPE’s income from operations was $2,315,000, up 183% from the first quarter 2010.  Sales for the quarter were $21,725,000, up 33% over the first quarter 2010.

The sales increase was primarily due to increases in SLPE’s medical and industrial product lines which increased by 50% and 40%, respectively.

High Power Group [HPG]  (Teal Electronics Corp. and MTE Corp.)
TEAL Electronics designs and manufactures custom power subsystems for equipment used in medical, semiconductor, communications, and industrial markets.  MTE is an international supplier of power quality products designed to improve the reliability of power electronic systems and adjustable frequency drives.

For the quarter ended March 31, 2011, HPG’s income from operations was $2,105,000, up 90% from the first quarter 2010.  Sales for the quarter were $16,735,000, up 28% over the first quarter 2010.

The most significant increase in sales with this group was recorded by MTE which had a sales increase of 53% and an increase in income from operations of 265%. The sales and income from operations were records for quarterly results at MTE.

SL-MTI (SL Montevideo Technology, Inc.)
SL-MTI designs and manufactures precision, high performance electric motors, drives, controllers and precision winding components for the aerospace, medical, military, and industrial markets.

For the quarter ended March 31, 2011, SL-MTI’s income from operations was $1,610,000, up 102% from the first quarter 2010.  Sales for the quarter were $9,108,000, up 30% over the first quarter 2010.

The sales and income from operations were records for quarterly results at SL-MTI. The sales increase was primarily related to sales to customers in the defense and aerospace industries. Domestic sales increased by 26% while international sales increased by 51%.

RFL (RFL Electronics, Inc.)
RFL provides a wide range of communications and relaying products, application support and customized systems to the Electric Utilities, Oil and Gas markets, Railroad and Transportation industries, Government agencies and engineering consulting firms.

For the quarter ended March 31, 2011, RFL’s income from operations was $438,000, down 53% from the first quarter 2010.  Sales for the quarter were $5,026,000, down 11% over the first quarter 2010.

RFL’s sales are primarily project driven.  In 2010, a large project shipped in the first quarter. In 2011, RFL had the shipment of a large project delayed from the first quarter to the second quarter due to the timing of acceptance testing by the customer.

Corporate
Corporate expenses for the quarter ended March 31, 2011, exclusive of discontinued operations, decreased 4% to $1.4 million on a consolidated sales increase of 25%.

Discontinued Operations
Discontinued operations consist primarily of costs related to environmental matters at five sites in the state of New Jersey that were locations of operations discontinued by the Company.  For the quarter ended March 31, 2011, the Company incurred pre-tax expenses of $0.3 million related to environmental work for these sites.

Cash and Liquidity
The Company recorded net cash used in operating activities of $0.3 million, compared to $3.6 million in the first quarter of 2010. Despite the significant increase in net income, the Company’s cash position was negatively impacted by increases in inventory and accounts receivable driven by higher sales and the timing of payments related to the 2010 bonuses and certain insurance premiums.  Outstanding debt totaled $10.3 million which is all current and the Company was in compliance with all debt covenants.  The Company’s debt agreement had $29.5 million of availability as of March 31, 2011 and expires October 1, 2011.  The Company expects to negotiate a new long-term debt agreement before the expiration date.

About SL Industries, Inc.

SL Industries, Inc. designs, manufactures and markets power electronics, power motion, power protection, teleprotection and communications equipment and systems that is used in a variety of medical, aerospace, computer, datacom, industrial, telecom, transportation and electric power utility applications. For more information about SL Industries, Inc. and its products, please visit the Company’s web site at www.slindustries.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following:  the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact
SL Industries, Inc.
Louis J. Belardi
Chief Financial Officer
E-mail:  louis.belardi@slindustries.com
Phone:  856.727.1500  x 5525

SL INDUSTRIES, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$0	$1,374
Receivables, net	31,751	30,753
Inventories, net	23,659	22,225
Other current assets	7,373	6,737
Total current assets	62,783	61,089

Property, plant and equipment, net	9,949	8,921
Intangible assets, net	26,631	26,768
Other assets	8,504	8,121
Total assets	$107,867	$104,899

LIABILITIES & SHAREHOLDERS' EQUITY
Debt, current portion	$10,256	$9,800
Current liabilities	30,018	31,168
Other liabilities	16,684	16,682
Shareholders' equity	50,909	47,249
Total liabilities and shareholders' equity	$107,867	$104,899

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

Net sales	$52,594	$42,133

Cost and expenses:
Cost of products sold	34,819	28,143
Engineering and product development	3,306	2,980
Selling, general and administrative	8,661	8,060
Depreciation and amortization	769	774
Total cost and expenses	47,555	39,957

Income from operations	5,039	2,176
Other income (expense):
Amortization of deferred financing costs	(76)	(61)
Fire related loss, net	0	(38)
Interest income	1	0
Interest expense	(82)	(33)

Income from continuing operations before income taxes	4,882	2,044

Income tax provision	1,280	768
Income from continuing operations	3,602	1,276
(Loss) from discontinued operations, net of tax	(190)	(150)
Net income	$3,412	$1,126

Basic net income (loss) per common share
Income from continuing operations	$0.80	$0.21
(Loss) from discontinued operations, net of tax	(0.04)	(0.02)
Net income	$0.76	$0.18 *

Diluted net income (loss) per common share
Income from continuing operations	$0.79	$0.21
(Loss) from discontinued operations, net of tax	(0.04)	(0.02)
Net income	$0.75	$0.18 *

Shares used in computing basic net income (loss) per common share	4,491	6,123

Shares used in computing diluted net income (loss)per common share	4,566	6,149

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

Net income	$3,412	$1,126
Other comprehensive income, net of tax:
Foreign currency translation	9	(39)
Comprehensive income	$3,421	$1,087

* Earnings per share does not total due to rounding.